Farmer Mac Reports First Quarter 2011 Results

Core Earnings up 67 Percent

WASHINGTON, May 10, 2011 /PRNewswire/ -- The Federal Agricultural Mortgage Corporation (Farmer Mac; NYSE: AGM and AGM.A) today reported first quarter core earnings of $9.1 million ($0.85 per diluted common share), compared to first quarter 2010 core earnings of $5.4 million ($0.54 per diluted common share). The 67 percent increase in first quarter core earnings was due primarily to increased net interest income earned on a higher level of outstanding business volume compared to a year earlier and releases from the allowance for losses, compared to provisions in the prior year.

Farmer Mac's GAAP net income available to common stockholders for first quarter 2011 was $18.3 million ($1.72 per diluted common share), compared to $1.8 million ($0.17 per diluted common share) for first quarter 2010. In addition to the items described above that also increased core earnings, first quarter 2011 GAAP results increased due to the application of fair value accounting guidance (primarily changes in the fair values of financial derivatives) which added $9.3 million after-tax, compared to $2.1 million in first quarter 2010. GAAP earnings were also up in first quarter 2011 compared to the prior year due to the $5.8 million of issuance costs of preferred stock recognized in first quarter 2010. Farmer Mac excludes each of these items from its core earnings.

Farmer Mac President and Chief Executive Officer Michael Gerber stated, "Following a successful 2010, I am pleased to report that our first quarter 2011 results reflect continued improving results. New program business volume was $963.8 million led by the purchase of a $500.0 million Farmer Mac I AgVantage bond issued by MetLife. Farmer Mac I and Farmer Mac II purchases also increased in first quarter 2011 compared to first quarter 2010 by 172 percent and 26 percent, respectively. Both GAAP and core earnings increased compared to the prior year with core earnings improving to $9.1 million in the first quarter, up from $5.4 million in first quarter 2010. In addition, as of the end of first quarter 2011, Farmer Mac's 90-day delinquencies improved compared to both the previous quarter and the prior year."

Business Results

For the quarter ended March 31, 2011, Farmer Mac's net effective interest spread was $19.6 million (94 basis points), compared to $14.8 million (105 basis points) in first quarter 2010. This increase in dollars was a result of interest earned on new on-balance sheet program assets added throughout 2010 and 2011. The entire 11 basis point decrease in yield is attributable to the addition of lower yielding assets in Farmer Mac's liquidity investment portfolio, primarily U.S. Treasuries, which have a negative net yield but offer a source of contingent liquidity.

In addition, Farmer Mac earns guarantee and commitment fees, which compensate Farmer Mac for assuming the credit risk on loans underlying Farmer Mac Guaranteed Securities and long term standby purchase commitments (LTSPCs). These fees were $6.4 million for first quarter 2011, compared to $5.9 million in first quarter 2010.

Consistent with the overall improvement in credit quality reported during the quarter, first quarter 2011 results included a $0.7 million net release from the allowance for losses, compared to provisions of $1.4 million in first quarter 2010.

Program Activity

During first quarter 2011, Farmer Mac added $1.0 billion of new program volume from a variety of sources:

  purchases of $211.9 million of Farmer Mac I loans, including an $87.0 million portfolio of current seasoned loans from one seller;
  purchases of $500.0 million of Farmer Mac I AgVantage securities;
  the placement of $54.2 million of Farmer Mac I loans under LTSPCs;
  purchases of $117.3 million of USDA-guaranteed portions of loans; and
  purchases of $80.5 million of rural utilities loans.

First quarter new business volume partially offset scheduled principal paydowns and the maturity of approximately $975.0 million of AgVantage securities. A $500.0 million maturing AgVantage bond was replaced by a new series of AgVantage securities issued by MetLife and scheduled to mature in 2016. Taking account of all of that activity, outstanding program volume as of March 31, 2011 was $11.8 billion as of March 31, 2011, a net decrease from $12.2 billion as of December 31, 2010.

Credit Quality

Historically, from quarter to quarter, Farmer Mac's 90-day delinquencies have fluctuated, both in dollars and as a percentage of the outstanding portfolio, with higher levels likely at the end of the first and third quarters of each year corresponding to the annual (January 1st) and semi-annual (January 1st and July 1st) payment characteristics of most Farmer Mac I loans. However, uncharacteristically, as of March 31, 2011, Farmer Mac's 90-day delinquencies had improved to $57.3 million (1.33 percent of the portfolio) as of March 31, 2011, compared to $70.2 million (1.63 percent) as of December 31, 2010 and $70.4 million (1.64 percent) as of March 31, 2010. Notably, as of March 31, 2011, there were no 90-day delinquencies in Farmer Mac's portfolio of ethanol facility loans, a segment of the portfolio that has included heightened levels of delinquencies for the last several years. As of March 31, 2011, there continued to be no delinquencies in Farmer Mac's portfolio of rural utilities loans.

When analyzing delinquencies of its program business, Farmer Mac takes into account more than the Farmer Mac I agricultural loan delinquency percentages provided above. The total program business includes AgVantage securities and rural utilities loans, neither of which have any delinquencies, and the USDA-guaranteed portions (Farmer Mac II), which are backed by the full faith and credit of the United States. When these are included in the calculation, the overall level of 90-day delinquent loans in Farmer Mac's programs is 0.48 percent.

Capital and Liquidity

Farmer Mac is required to hold capital at the higher of the statutory minimum capital requirement and the amount required by the risk-based capital stress test. As of March 31, 2011, Farmer Mac's core capital of $478.8 million exceeded its statutory minimum capital requirement of $310.1 million by $168.7 million. As of March 31, 2011, Farmer Mac's regulatory capital of $498.3 million exceeded its risk-based capital requirement of $41.8 million by $456.5 million. In comparison, as of December 31, 2010, Farmer Mac's core capital exceeded its statutory minimum capital requirement by $159.6 million and its regulatory capital exceeded its risk-based capital requirement by $438.6 million.

The Farm Credit Administration recently published a final rule that revises regulations governing the risk-based capital stress test beginning in third quarter 2011. Had the new rule been in effect on March 31, 2011, Farmer Mac estimates that the risk-based capital requirement as of that date would have been approximately $119.2 million, and Farmer Mac's regulatory capital of $498.3 million would have exceeded that requirement by approximately $379.1 million. Farmer Mac has not completed its analysis of the new rule but expects to be able to remain in compliance with all applicable capital requirements even in the event that the risk-based capital requirement calculated under the revised model is higher than the statutory minimum capital requirement in the future.

As prescribed by FCA regulations, Farmer Mac is required to maintain a minimum of 60 days of liquidity. As of March 31, 2011, Farmer Mac had 197 days of liquidity, as calculated in accordance with FCA regulations.

Reconciliation of Core and GAAP Earnings

Farmer Mac uses core earnings, a non-GAAP financial measure, to measure corporate economic performance and develop financial plans because, in management's view, core earnings more accurately reflects Farmer Mac's economic performance, transaction economics and business trends. Core earnings differs from GAAP net income by excluding the effects of fair value accounting guidance, which are not expected to have a permanent effect on capital. Core earnings also differs from GAAP net income by excluding specified infrequent or unusual transactions that Farmer Mac believes are not indicative of future operating results and that may not reflect the trends and economic financial performance of the Corporation's core business. Farmer Mac's disclosure of this non-GAAP measure is not intended to replace GAAP information but, rather, to supplement it.

A reconciliation of Farmer Mac's GAAP net income available to common stockholders to core earnings is presented in the following table.

Reconciliation of GAAP Net Income Available to Common Stockholders to Core Earnings
	For the Three Months Ended
	March 31, 2011		March 31, 2010
		Per Diluted		Per Diluted
		Share		Share
	(in thousands, except per share amounts)
GAAP net income available to common stockholders	$ 18,323	$ 1.72	$ 1,767	$ 0.17
Less the net of tax effects of:
Unrealized gains on financial derivatives	8,980	0.84	1,887	0.19
Unrealized gains on trading assets	852	0.08	2,188	0.21
Amortization of premiums on assets consolidated at fair value	(1,703)	(0.16)	(682)	(0.07)
Recognition of deferred gains related to certain Farmer Mac II
Guaranteed Securities and USDA Guaranteed Securities	2,003	0.19	-	-
Net effects of settlements on agency forward contracts	(346)	(0.03)	206	0.02
Lower of cost or fair value adjustment on loans held for sale	(525)	(0.05)	(1,478)	(0.15)
Issuance costs on the retirement of preferred stock	-	-	(5,784)	(0.57)
Core earnings	$ 9,062	$ 0.85	$ 5,430	$ 0.54

Mr. Gerber concluded, “Having carried forward our momentum from 2010 into strong results in first quarter 2011, we look forward to the business opportunities we see for the remainder of the year as we serve lenders throughout Rural America in the fulfillment of our Congressional mission.” More complete information on Farmer Mac's performance for the quarter ended March 31, 2011 is set forth in the Quarterly Report on Form 10-Q filed earlier today with the Securities and Exchange Commission (SEC).

Correction of Previous Financial Statements

Farmer Mac also announced today that it will make off-setting corrections on its consolidated statements of cash flows and restate its previously issued consolidated statements of cash flows for the years ended December 31, 2009 and 2010 as well as its interim condensed consolidated statements of cash flows for the six and nine month periods ended June 30 and September 30, 2009 and 2010, respectively. These corrections will not impact Farmer Mac's previously issued interim or annual consolidated balance sheets, consolidated statements of operations, or consolidated statements of changes in equity and do not affect total cash flow, core earnings, core capital, or minimum capital surplus. Farmer Mac expects to file an amended Annual Report on Form 10-K/A for the year ended December 31, 2010 as soon as practicable. More information about these accounting corrections are included in the Current Report on Form 8-K, as well as the Form 10-Q, that Farmer Mac filed with the SEC earlier today.

Forward-Looking Statements

In addition to historical information, this release includes forward-looking statements that reflect management's current expectations for Farmer Mac's future financial results, business prospects and business developments. Management's expectations for Farmer Mac's future necessarily involve a number of assumptions and estimates and the evaluation of risks and uncertainties. Various factors or events could cause Farmer Mac's actual results to differ materially from the expectations as expressed or implied by the forward-looking statements, including uncertainties regarding: (1) the availability to Farmer Mac and Farmer Mac II LLC of debt financing and, if available, the reasonableness of rates and terms; (2) legislative or regulatory developments that could affect Farmer Mac; (3) fluctuations in the fair value of assets held by Farmer Mac and Farmer Mac II LLC; (4) the rate and direction of development of the secondary market for agricultural mortgage and rural utilities loans, including lender interest in Farmer Mac credit products and the Farmer Mac secondary market; (5) the general rate of growth in agricultural mortgage and rural utilities indebtedness; (6) the impact of economic conditions and real estate values on agricultural mortgage lending; (7) developments in the financial markets, including possible investor, analyst and rating agency reactions to events involving GSEs, including Farmer Mac; and (8) the future level of interest rates, commodity prices, and export demand for U.S. agricultural products. Other risk factors are discussed in Farmer Mac's Annual Report on Form 10K for the year ended December 31, 2010, as filed with the SEC on March 16, 2011 and in Farmer Mac's Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, as filed with the SEC earlier today. The forward-looking statements contained in this release represent management's expectations as of the date of this release. Farmer Mac undertakes no obligation to release publicly the results of revisions to any forward-looking statements included in this release to reflect new information or any future events or circumstances, except as otherwise mandated by the SEC.

Farmer Mac is a stockholder-owned instrumentality of the United States chartered by Congress to establish a secondary market for agricultural real estate and rural housing mortgage loans, rural utilities loans, and USDA-guaranteed farm program and rural development loans. Farmer Mac's Class C non-voting and Class A voting common stocks are listed on the New York Stock Exchange under the symbols AGM and AGM.A, respectively. Additional information about Farmer Mac (as well as the Annual Report on Form 10-K and Quarterly Report on Form 10-Q referenced above) is available on Farmer Mac's website at www.farmermac.com. Farmer Mac II LLC is a Delaware limited liability company, in which Farmer Mac owns all of the common equity, that operates the Farmer Mac II program business of purchasing and holding USDA-guaranteed loans. Additional information about Farmer Mac II LLC is available on its website at www.farmermac2.com.

The conference call to discuss Farmer Mac's first quarter 2011 financial results and the Corporation's Form 10-Q for first quarter 2011 will be webcast on Farmer Mac's website beginning at 11:00 a.m. eastern time on Wednesday, May 11, 2011. An audio recording of that call will be available on Farmer Mac's website for two weeks after the call is concluded.

FEDERAL AGRICULTURAL MORTGAGE CORPORATION AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)

	March 31,	December 31,
	2011	2010
	(in thousands)
Assets:
Cash and cash equivalents	$ 779,443	$ 729,920

Investment securities:
Available-for-sale, at fair value	1,976,522	1,677,233
Trading, at fair value	88,046	86,096
Total investment securities	2,064,568	1,763,329

Farmer Mac Guaranteed Securities:
Available-for-sale, at fair value	2,909,914	2,907,264

USDA Guaranteed Securities:
Available-for-sale, at fair value	1,063,540	1,005,679
Trading, at fair value	274,561	311,765
Total USDA Guaranteed Securities	1,338,101	1,317,444
Loans:
Loans held for sale, at lower of cost or fair value	408,355	1,212,065
Loans held for investment, at amortized cost	1,093,559	90,674
Loans held for investment in consolidated trusts, at amortized cost	1,214,249	1,265,663
Allowance for loan losses	(11,084)	(9,803)
Total loans, net of allowance	2,705,079	2,558,599

Real estate owned, at lower of cost or fair value	2,881	1,992
Financial derivatives, at fair value	39,449	41,492
Interest receivable	65,576	90,295
Guarantee and commitment fees receivable	31,916	34,752
Deferred tax asset, net	12,735	14,530
Prepaid expenses and other assets	5,950	20,297
Total Assets	$ 9,955,612	$ 9,479,914

Liabilities and Equity:
Liabilities:
Notes payable:
Due within one year	$ 4,626,382	$ 4,509,419
Due after one year	3,806,727	3,430,656
Total notes payable	8,433,109	7,940,075
Debt securities of consolidated trusts held by third parties	781,971	827,411
Financial derivatives, at fair value	97,820	113,687
Accrued interest payable	42,855	57,131
Guarantee and commitment obligation	28,668	30,308
Accounts payable and accrued expenses	74,368	22,113
Reserve for losses	8,378	10,312
Total Liabilities	9,467,169	9,001,037

Equity:
Preferred stock:
Series C, par value $1,000 per share, 100,000 shares authorized, 57,578 shares issued
and outstanding	57,578	57,578
Common stock:
Class A Voting, $1 par value, no maximum authorization, 1,030,780 shares outstanding	1,031	1,031
Class B Voting, $1 par value, no maximum authorization, 500,301 shares outstanding	500	500
Class C Non-Voting, $1 par value, no maximum authorization, 8,770,092 shares outstanding
as of March 31, 2011 and 8,752,711 shares outstanding as of December 31, 2010	8,770	8,753
Additional paid-in capital	100,450	100,050
Accumulated other comprehensive income	9,616	18,275
Retained earnings	68,645	50,837
Total Stockholders' Equity	246,590	237,024
Non-controlling interest - preferred stock	241,853	241,853
Total Equity	488,443	478,877
Total Liabilities and Equity	$ 9,955,612	$ 9,479,914

FEDERAL AGRICULTURAL MORTGAGE CORPORATION AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

	For the Three Months Ended
	March 31, 2011	March 31, 2010
	(in thousands, except per share amounts)
Interest income:
Investments and cash equivalents	$ 7,187	$ 6,483
Farmer Mac Guaranteed Securities and USDA Guaranteed Securities	27,775	20,831
Loans	29,110	33,418
Total interest income	64,072	60,732
Total interest expense	37,053	37,115
Net interest income	27,019	23,617
Provision for loan losses	(1,281)	(2,850)
Net interest income after provision for loan losses	25,738	20,767

Non-interest income:
Guarantee and commitment fees	6,387	5,919
Gains/(losses) on financial derivatives	4,005	(5,804)
Gains on trading assets	1,311	3,367
Gains on sale of available-for-sale investment securities	157	240
Gains on sale of real estate owned	97	-
Lower of cost or fair value adjustment on loans held for sale	(808)	(2,274)
Other income	3,898	829
Non-interest income	15,047	2,277

Non-interest expense:
Compensation and employee benefits	4,497	3,511
General and administrative	2,256	2,503
Regulatory fees	591	563
Real estate owned operating costs, net	368	10
Release of reserve for losses	(1,934)	(1,468)
Other expense	900	-
Non-interest expense	6,678	5,119
Income before income taxes	34,107	17,925
Income tax expense	9,517	4,336
Net income	24,590	13,589
Less: Net income attributable to non-controlling interest -
preferred stock dividends	(5,547)	(4,068)
Net income attributable to Farmer Mac	19,043	9,521
Preferred stock dividends	(720)	(1,970)
Loss on retirement of preferred stock	-	(5,784)
Net income available to common stockholders	$ 18,323	$ 1,767

Earnings per common share and dividends:
Basic earnings per common share	$ 1.78	$ 0.17
Diluted earnings per common share	$ 1.72	$ 0.17
Common stock dividends per common share	$ 0.05	$ 0.05

CONTACT: Richard Eisenberg, Investor Inquiries, or Chris Bohanon, Media Inquiries, both of Farmer Mac, +1-202-872-7700